Summary of Relocation Arrangement

The following summarizes the oral arrangement, as amended, between Whitestone REIT (the “Company”) and James C. Mastandrea with respect to the disposition of Mr. Mastandrea's residence in Cleveland, Ohio (the “Residence”), as approved by the Compensation Committee of the Board of Trustees of the Company:

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Reimbursement of Mr. Mastandrea of the amount, if any, by which the sales price for the sale of the Residence is less than $2,450,000 (the “Sales Price Shortfall”) upon sale of the Residence (the “Shortfall Reimbursement”);

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Payment to Mr. Mastandrea of an amount equal to the amount of any Shortfall Reimbursement divided by the net difference of one (1) minus the maximum U.S. federal income tax rate in effect at the time of the sale of the Residence, less the Shortfall Reimbursement (the “Tax Payment”);

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Payment of the sum of the Shortfall Reimbursement and Tax Payment (the “Lump Sum Payment”) as follows: (1) Cash within five (5) business days after the sale of the Residence (the “Cash Payment”); and (2) common shares of beneficial interest of the Company (the “Common Shares”), with the number of Common Shares being equal to the Lump Sum Payment, minus the Cash Payment, divided by the last sale price of the Common Shares on the New York Stock Exchange on the day of the sale of the Residence, with the proportion of the Lump Sum Payment to be paid in cash and Common Shares being determined upon agreement between Mr. Mastandrea and the Compensation Committee at the time of the sale of the Residence;

•	Payment of housing expenses in Houston, Texas for a period of one (1) year following the sale of the Residence; and

•	Payment of out of pocket moving costs and expenses, including packing, temporary storage, transportation and moving supplies.